Confirming Statement.

      George E. Strickler has authorized Robert M. Loesch, Avery S. Cohen, Suzanne K. Hanselman and Robert Hartman signing singly as his true and lawful attorney-in-fact to execute for and on behalf of him Forms 3, 4, and 5
	(and Form ID) in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder. This authority shall remain in full force and effect until Strickler is no longer required to file Forms 3, 4, and 5 with respect to his holdings of and transactions in securities issued by Stoneridge, Inc., unless earlier revoked by Strickler in a signed writing delivered to the authorized persons.

C: My documents\con5.txt

























A:\con3.txt












A:\con4.txt